Exhibit 99.1

Gensym Releases First-Quarter 2005 Results

Continued Profitability with 27% Revenue Growth Rate

BURLINGTON, Mass., May 9, 2005 — Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $5,143,000, operating income of $212,000, and net income of $191,000, or $0.02 per diluted share, for the quarter ended March 31, 2005. For the corresponding quarter of 2004, Gensym had revenues of $4,057,000, operating income of $195,000 and net income of $117,000, or $0.02 per diluted share. Gensym’s results for the first quarter of 2005 included a one time charge of $90,000 taken in connection with a termination of an employee located in Europe.

“We are very pleased to achieve seven consecutive quarters of increasing revenues and six consecutive quarters of profitability,” said Kim Mayyasi, Gensym’s president and CEO. “For the first quarter of 2005, total revenues were up 27 percent versus the comparable quarter from one year ago. Our cash position improved to $3.2 million at March 31, 2005 compared to $2.9 million at December 31, 2004.

“My outlook for the remainder of 2005 continues to be optimistic. Our first-quarter revenue growth of 27 percent over the prior year’s first quarter is significantly above our comparable average of 20 percent during 2004. The activity levels in our sales channels continue to increase across all geographic regions and in a wide range of vertical markets. Of particular note is the Asia-Pacific region which grew 89% as compared to the first quarter of 2004 and represents eight percent of our business. Investments in our core platform, G2, are paying off with greater potential for rollouts among partners and customers. We are leveraging recently received recognition from leading industry analysts including Gartner, Inc., who positioned Gensym in the leader quadrant of their February 2005 report on business rule engines.

“We launched Gensym’s first Application Service Provider (ASP) business on April 4th of this year with the unveiling of webSCOR.com. This supply-chain modeling and simulation tool enhances Gensym’s e-SCOR product by adding Web functionality to improve collaboration among users and is priced on a monthly subscription basis. Our webSCOR.com founder’s group was oversubscribed and includes 11 Fortune 1000 companies working with us to test the new service prior to its commercial release in July. We believe the marketplace trend towards software-as-service business models is important and webSCOR.com is Gensym’s first step towards an ASP mission-critical Web portal.”

Management will hold a conference call to discuss the Gensym’s financial results for the quarter ended March 31, 2005 on Monday, May 9, 2005 at 10:00 am (EDT). Individuals who wish to participate should call (866) 227-1582 for North American callers or (703) 639-1129 for international callers. A replay of the call will be available through the end of the day Monday, May 16, 2005 at (888) 266-2081 for North American callers or (703) 925-2533 for international callers. The access code is 703085.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation. All other trademarks are property of their respective owners.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited the intensely competitive market for expert operations systems, our history of operating losses and our ability to remain profitable, the possibility that stockholders may face an illiquid market for our securities, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	March 31 2005	December 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$3,196	$2,927
Accounts receivable, net	4,074	4,014
Other current assets	1,108	664

Total current assets	8,378	7,605

Property and equipment, net	837	918
Deposits and other assets	133	516

Total assets	$9,348	$9,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,979	$2,835
Deferred revenue	4,283	4,202

Total current liabilities	7,262	7,037

Long term deferred revenue	91	108
Capital lease obligations, net of current portion	223	263

Total stockholders’ equity	1,772	1,631

Total liabilities and stockholder’s equity	$9,348	$9,039

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Product	$2,294	$1,740
Services	2,849	2,317

Total revenues	5,143	4,057

COST OF REVENUES:
Product	149	141
Services	1,198	814

Total cost of revenues	1,347	955

Gross profit	3,796	3,102

OPERATING EXPENSES:
Sales and marketing	1,407	1,070
Research and development	1,037	857
General and administrative	1,140	980

	3,584	2,907

Operating income (loss)	212	195

OTHER INCOME (EXPENSE), NET	(5)	(53)

Income (loss) before provision for income taxes	207	142

PROVISION FOR INCOME TAXES	16	25

Net income (loss)	$191	$117

Basic earnings (loss) per share	$0.03	$0.02
Diluted earnings (loss) per share	$0.02	$0.02
Weighted average common shares outstanding, basic	7,264	7,122
Weighted average common shares outstanding, diluted	8,437	7,674